Dice Holdings, Inc. Reports Third Quarter 2011 Results

•	Revenues increased 36% year-over-year in the third quarter to $46.8 million; excluding the energy segment revenues grew 30%

•	Net income grew 51% year-over-year to $9.3 million, resulting in earnings per diluted share of $0.13

•	Adjusted EBITDA grew 52% year-over-year to $21.1 million or 45% of revenues (see “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Cash flows from operations increased 38% to $17.3 million from $12.5 million a year ago

New York, New York, November 2, 2011 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites for professional communities, today reported financial results for the quarter ended September 30, 2011.
Third Quarter Operating Results
Revenues for the quarter ended September 30, 2011 totaled $46.8 million, an increase of 36% from $34.4 million in the comparable quarter of 2010. The increase was driven by 31% revenue growth at Dice.com and 29% at eFinancialCareers. Our energy segment contributed revenues of $4.1 million in the third quarter of 2011. Excluding the energy segment (because Rigzone was not owned for the entire comparable quarter of 2010), Dice Holdings consolidated revenues increased 30% year-over-year.
Operating income totaled $15.0 million in the third quarter of 2011, an increase of 71% from $8.8 million earned in the comparable quarter a year ago. The strong increase was a function of higher revenues, partially offset by a 24% increase in operating expenses of $6.2 million, including ongoing investments in product development and marketing, both of which grew more than 30% year-over-year. In addition, the $1.2 million change in acquisition related contingencies was driven primarily by the finalization of the Rigzone earn-out.

Net income for the quarter ended September 30, 2011 grew 51% to $9.3 million from the $6.2 million earned in the comparable quarter of 2010. Diluted earnings per share were $0.13 for the third quarter of 2011, as compared to diluted earnings per share of $0.09 in the comparable quarter a year ago.

Net cash provided by operating activities for the quarter ended September 30, 2011 was $17.3 million, an increase of 38% from $12.5 million in the comparable quarter of 2010.
Adjusted EBITDA for the quarter ended September 30, 2011 increased 52% to $21.1 million or 45% of revenues, as compared with $13.9 million or 40% of revenues for the comparable quarter of 2010. See “Notes Regarding the Use of Non-GAAP Financial Measures."

 Operating Segment Results
For the quarter ended September 30, 2011, Tech & Clearance segment revenues increased 30% year-over-year to $30.0 million or 64% of Dice Holdings' consolidated revenues. Growth was driven by an 18% increase in the average number of recruitment package customers served at Dice.com to 8,250 at September 30, 2011, as well as a 12% increase in the average monthly revenue those customers generated. In addition, revenues from ClearanceJobs.com increased 26% year-over-year.
The Finance segment, which consists of eFinancialCareers worldwide operations, accounted for 25% of Dice Holdings' consolidated revenues in the third quarter of 2011. eFinancialCareers revenues for the third quarter of 2011 increased 29% year-over-year to $11.7 million. Currency translation from pound sterling to U.S. dollars favorably impacted revenues by $0.4 million from the third quarter of 2010. As measured in pound sterling, Finance segment revenues grew 25% from the comparable quarter a year ago.
In the third quarter of 2011, the Energy segment represented 9% of consolidated revenues and includes Rigzone (since the date of acquisition, August 11, 2010) and WorldwideWorker (since the date of acquisition, May 6, 2010). The energy segment contributed $4.1 million in revenues in the quarter ended September 30, 2011. On a proforma basis, Energy segment revenues would have increased 64% year-over-year if Rigzone had been owned for entire third quarter of 2010.

Other segment revenues increased 42% to $1.0 million for the quarter ended September 30, 2011 from the comparable 2010 period. The Other segment includes AllHealthcareJobs and Targeted Job Fairs.

Nine Month Operating Results
Revenues for the nine months ended September 30, 2011 increased 45% to $131.8 million, as compared to $91.1 million in the same period in 2010. Recruitment activity at Dice.com and eFinancialCareers improved as compared to the same period a year ago. In addition, the energy segment contributed revenues of $11.4 million for the nine months ended September 30, 2011, driven by the acquisitions of Rigzone and WorldwideWorker. Currency translation from pound sterling to U.S. dollars favorably impacted revenues for the nine months ended September 30, 2011 by $1.5 million from the comparable 2010 period.
By segment, Tech & Clearance revenues increased 32% to $83.9 million for the nine months ended September 30, 2011. In the same period, the Finance segment contributed revenues of $33.8 million, an increase of 41% (or 34% measured in pound sterling). The Energy segment contributed $11.4 million and Other segment revenues increased 39% to $2.6 million.
Net income for the nine months ended September 30, 2011 increased 80% to $23.6 million, as compared to $13.2 million in the nine months ended September 30, 2010.
For the nine months ended September 30, 2011, net cash provided by operating activities increased 60% to $55.5 million, as compared with $34.7 million for the same period last year. Adjusted EBITDA for the nine months ended September 30, 2011 increased 58% to $55.6 million, compared with $35.1 million for the same period in 2010. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Balance Sheet
Deferred revenue at September 30, 2011 was $59.4 million compared to $60.0 million at June 30, 2011 and $44.7 million at September 30, 2010. The sequential decline of $0.5 million was primarily due to the slowdown in the Finance segment.
Net Cash, defined as cash and cash equivalents and investments less total debt, was $58.5 million at September 30, 2011, consisting of cash and cash equivalents and investments of $74.5 million minus total debt of $16.0 million. This compares to a Net Cash balance of $49.9 million at June 30, 2011, consisting of cash and cash equivalents and investments of $66.9 million minus total debt of $17.0 million.
Recent Developments
In August 2011, the Company's Board of Directors authorized the purchase of up to $30 million of its common stock over a one year period. During the three months ended September 30, 2011, the Company purchased 915,583 shares of its common stock on the open market at an average cost of $9.06 per share, for a total of approximately $8.3 million.
In October 2011, the Company paid the $12.7 million earn-out payment due under the Rigzone acquisition agreement.
Management Comments
Scot Melland, Chairman, President and Chief Executive Officer, said, “The third quarter marked another successful quarter characterized by more than 30% growth in revenues and even faster profitability growth. Recruitment activity did improve in September after a seasonally slower summer, however, the magnitude was less than what we traditionally experience. As expected, recruitment activity slowed in financial services and economic uncertainty is impacting the urgency some companies place on recruiting. However, the efficiency in our services, combined with our specialty focus gives us an edge in our markets.” Mr. Melland added, “Our focus on profitable growth is unchanged and we will continue to invest, pursuing growth opportunities for our company."

Mike Durney, Senior Vice President, Finance and Chief Financial Officer, commented, “Our operating results continue to be characterized by the two fundamental elements of our business model -- high levels of profitability and strong cash flow. Adjusted EBITDA margins reached 45% -- the high end of our long-term target and cash flows from operations grew more than 35%. At Dice.com, revenue per customer reached another record and increased 12% year-over-year driven by customers upgrading their levels of usage. This financial marker demonstrates how effectively Dice is competing in the market." Mr. Durney added, "Our competitive position and financial flexibility puts us in a strong position to pursue our strategic initiatives."

Business Outlook
The Company is providing a current, point-in-time view of estimated financial performance based on what it sees as of November 2, 2011 for the quarter and year ending December 31, 2011. The Company's actual performance will vary based on a number of factors including those that are outlined in our Annual Report on Form 10-K for the year ended December 31, 2010, in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our Quarterly Reports on Form 10-Q.

	Quarter ending December 31, 2011	Year ending December 31, 2011
Revenues	$47.5 mm	$179.3 mm
Year/Year Increase in Revenues	25%	39%

Estimated Contribution by Segment
Tech & Clearance	65%	64%
Finance	24%	25%
Energy	9%	9%
Other	2%	2%

Adjusted EBITDA	$22.0 mm	$77.6 mm

Depreciation and amortization	$4.2 mm	$15.0 mm
Non-cash stock compensation expense	$1.3 mm	$ 4.7 mm
Interest expense, net	$0.3 mm	$ 1.3 mm
Change in Acquisition Related Contingencies*	-	$ 3.2 mm
Income taxes	$6.0 mm	$19.6 mm

Net income	$10.2 mm	$33.8 mm

Adjusted EBITDA Margin	46%	43%

Fully diluted share count	70 mm	70 mm

*For the purposes of the December 31, 2011 estimate, the change in acquisition related contingencies only includes the results to date or through nine months ended September 30, 2011.

Conference Call Information
The Company will host a conference call to discuss third quarter 2011 results today at 8:30 a.m. Eastern Time.  Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.
The conference call can be accessed live over the phone by dialing 866-788-0540 or for international callers by dialing 857-350-1678; the passcode is 39743025. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 84860188. The replay will be available until November 9, 2011.

The call will also be webcast live from the Company's website at www.diceholdingsinc.com under the Investor Relations section.
Investor & Media Contact:
Jennifer Bewley
Vice-President, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181
IR@dice.com

About Dice Holdings, Inc.
Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized career websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 21 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

Dice Holdings, Inc. (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States ("GAAP") and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company's management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.
Adjusted EBITDA
Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income (loss) plus (to the extent deducted in calculating such net income (loss)) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income (loss)) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and investments less total debt. Net Debt is defined as total debt less cash and cash equivalents and investments. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions, including without limitation statements under the heading “Management's Discussion and Analysis of Financial Condition and Results of Operations.” These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive developing market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, the failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, the failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under our credit facility. These factors and others are discussed in more detail in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our Quarterly Reports on Form 10-Q, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com.
You should keep in mind that any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010

Revenues	$46,804	$34,360	$131,774	$91,108

Operating expenses:
Cost of revenues	3,333	2,685	9,616	6,973
Product development	2,602	1,993	7,470	4,615
Sales and marketing	14,898	11,278	44,646	32,487
General and administrative	6,073	5,431	17,827	14,607
Depreciation	1,250	1,003	3,414	3,082
Amortization of intangible assets	2,475	3,374	7,404	8,518
Change in acquisition related contingencies	1,174	(181)	3,156	(481)
Total operating expenses	31,805	25,583	93,533	69,801
Operating income	14,999	8,777	38,241	21,307
Interest expense	(333)	(712)	(1,119)	(2,807)
Deferred financing cost write-off	—	(1,388)	—	(1,388)
Interest income	37	27	92	88
Other income	—	—	—	216
Income before income taxes	14,703	6,704	37,214	17,416
Income tax expense	5,392	538	13,574	4,261
Net income	$9,311	$6,166	$23,640	$13,155

Basic earnings per share	$0.14	$0.10	$0.36	$0.21
Diluted earnings per share	$0.13	$0.09	$0.34	$0.20

Weighted average basic shares outstanding	66,447	62,799	66,004	62,436
Weighted average diluted shares outstanding	70,157	67,561	70,477	67,406

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended September 30,			For the nine months ended September 30,
	2011	2010		2011	2010
Cash flows from operating activities:
Net income	$9,311	$6,166		$23,640	$13,155
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	1,250	1,003		3,414	3,082
Amortization of intangible assets	2,475	3,374		7,404	8,518
Deferred income taxes	(964)	(823)		(1,845)	(2,321)
Amortization of deferred financing costs	114	145		346	562
Write-off of deferred financing costs	—	1,388		—	1,388
Share based compensation	1,237	895		3,386	2,693
Change in acquisition related contingencies	1,174	(181)		3,156	(481)
Change in accrual for unrecognized tax benefits	(656)	(1,502)		(550)	(1,502)
Changes in operating assets and liabilities:
Accounts receivable	(500)	(699)		217	(104)
Prepaid expenses and other assets	(251)	(495)		(894)	(478)
Accounts payable and accrued expenses	856	1,848		(193)	3,184
Income taxes receivable/payable	3,520	246		7,229	(569)
Deferred revenue	(300)	1,115		10,188	7,940
Payments to reduce interest rate hedge agreements	—	—		—	(333)
Other, net	3	7		10	(82)
Net cash flows from operating activities	17,269	12,487		55,508	34,652
Cash flows from investing activities:
Purchases of fixed assets	(1,824)	(894)		(5,319)	(3,414)
Purchases of investments	(4,738)	—		(4,988)	(2,442)
Maturities and sales of investments	300	—		2,150	3,111
Payments for acquisitions, net of cash acquired	—	(37,796)		—	(43,796)
Net cash flows from investing activities	(6,262)	(38,690)	2	(8,157)	(46,541)
Cash flows from financing activities:
Payments on long-term debt	(1,000)	(38,700)		(25,000)	(62,300)
Proceeds from long-term debt	—	66,000		—	69,000
Proceeds from sale of common stock	—	—		11,943	—
Purchase of treasury stock related to option exercises	—	—		(11,943)	—
Payments under stock repurchase plan	(7,454)	—		(7,454)	—
Payment of acquisition related contingencies	—	—		(230)	—
Proceeds from stock option exercises	328	—		4,443	—
Excess tax benefit over book expense from stock options exercised	1,262	—		7,444	—
Financing costs paid	—	(1,450)		—	(1,450)
Other	—	101		(171)	825
Net cash flows from financing activities	(6,864)	25,951		(20,968)	6,075
Effect of exchange rate changes	(970)	1,982		93	(470)
Net change in cash and cash equivalents for the period	3,173	1,730		26,476	(6,284)
Cash and cash equivalents, beginning of period	66,333	36,911		43,030	44,925
Cash and cash equivalents, end of period	$69,506	$38,641		$69,506	$38,641

Non-cash investing and financing activities
Contingent consideration to be paid in cash for acquisitions	$—	$8,050		$—	$10,510

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	September 30, 2011	December 31, 2010
Current assets
Cash and cash equivalents	$69,506	$43,030
Investments	4,985	2,166
Accounts receivable, net	16,761	16,921
Deferred income taxes - current	1,875	1,691
Income taxes receivable	—	3,019
Prepaid and other current assets	2,543	1,659
Total current assets	95,670	68,486
Fixed assets, net	7,649	5,674
Acquired intangible assets, net	59,128	66,500
Goodwill	176,870	176,406
Deferred financing costs, net	1,072	1,418
Other assets	242	238
Total assets	$340,631	$318,722
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	14,553	13,801
Deferred revenue	59,447	49,224
Current portion of acquisition related contingencies	14,296	10,144
Current portion of long-term debt	4,000	4,000
Income taxes payable	4,882	735
Total current liabilities	97,178	77,904
Long-term debt	12,000	37,000
Deferred income taxes - non-current	17,161	18,807
Accrual for unrecognized tax benefits	3,844	4,394
Acquisition related contingencies	—	1,226
Other long-term liabilities	1,157	1,164
Total liabilities	131,340	140,495
Total stockholders' equity	209,291	178,227
Total liabilities and stockholders' equity	$340,631	$318,722

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the for the three and nine month periods ended September 30, 2011 and a balance sheet for the period then ended are provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation
A reconciliation of Adjusted EBITDA for the three and nine month periods ended September 30, 2011 and 2010 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Non-GAAP and Quarterly Supplemental Data
On this schedule, the Company provides certain non-GAAP information as of and for the three and nine month periods ended September 30, 2011 and 2010 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.
QUARTERLY ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)
(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$9,311	$6,166	$23,640	$13,155
Interest expense	333	712	1,119	2,807
Deferred financing cost write-off	—	1,388	—	1,388
Interest income	(37)	(27)	(92)	(88)
Income tax expense	5,392	538	13,574	4,261
Depreciation	1,250	1,003	3,414	3,082
Amortization of intangible assets	2,475	3,374	7,404	8,518
Change in acquisition related contingencies	1,174	(181)	3,156	(481)
Non-cash stock compensation expense	1,237	895	3,386	2,693
Other income	—	—	(44)	(216)
Adjusted EBITDA	$21,135	$13,868	$55,557	$35,119

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$17,269	$12,487	$55,508	$34,652
Interest expense	333	712	1,119	2,807
Amortization of deferred financing costs	(114)	(145)	(346)	(562)
Interest income	(37)	(27)	(92)	(88)
Income tax expense	5,392	538	13,574	4,261
Deferred income taxes	964	823	1,845	2,321
Change in accrual for unrecognized tax benefits	656	1,502	550	1,502
Change in accounts receivable	500	699	(217)	104
Change in deferred revenue	300	(1,115)	(10,188)	(7,940)
Changes in working capital and other	(4,128)	(1,606)	(6,196)	(1,938)
Adjusted EBITDA	$21,135	$13,868	$55,557	$35,119

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
Revenues by Segment
Tech & Clearance	$29,982	$23,000	$83,925	$63,434
Finance	11,738	9,115	33,840	24,059
Energy	4,076	1,537	11,377	1,715
Other	1,008	708	2,632	1,900
	$46,804	$34,360	$131,774	$91,108
Percentage of Revenues by Segment
Tech & Clearance	64.0%	66.9%	63.7%	69.6%
Finance	25.1%	26.5%	25.7%	26.4%
Energy	8.7%	4.5%	8.6%	1.9%
Other	2.2%	2.1%	2.0%	2.1%
	100.0%	100.0%	100.0%	100.0%

Adjusted EBITDA	$21,135	$13,868	$55,557	$35,119
Adjusted EBITDA Margin	45.2%	40.4%	42.2%	38.5%

Net cash provided by operating activities	$17,269	$12,487	$55,508	$34,652
Purchases of fixed assets	(1,824)	(894)	(5,319)	(3,414)
Free Cash Flow	$15,445	$11,593	$50,189	$31,238

Deferred Revenue (end of period)	$59,447	$44,745	n.a.	n.a.

Dice.com Recruitment Package Customers
Beginning of period	8,050	6,750	7,000	5,900
End of period	8,250	7,050	8,250	7,050
Average for the period (1)	8,150	6,900	7,800	6,500

Dice.com Average Monthly Revenue per Recruitment Package Customer (2)	$936	$839	n.a.	n.a.

Segment Definitions:
Tech & Clearance: Dice.com and ClearanceJobs
Finance: eFinancialCareers worldwide
Energy: Rigzone (from acquisition, August 2010) and WorldwideWorker (from acquisition, May 2010)
Other: AllHealthcareJobs, Targeted Job Fairs, and JobsintheMoney (through June 2010)

(1) Reflects the daily average of recruitment package customers during the period.
(2) Reflects simple average of three months in each period.